Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

VENOCO, INC. TERMINATES TENDER OFFER AND CONSENT SOLICITATION FOR ITS 8¾% NOTES DUE 2011

DENVER, COLORADO, July 17, 2009 /PRNewswire/ — Venoco, Inc. (NYSE: VQ) announced today the termination of its previously announced cash tender offer to purchase any and all of its outstanding 8¾% Senior Notes due 2011 (the “Notes”) (CUSIP No. 92275PAB5) and the related solicitation of consents from the registered holders of the Notes to the adoption of certain proposed amendments to the indenture governing the Notes.  The tender offer and consent solicitation is described in detail in Venoco’s Offer to Purchase and Consent Solicitation Statement dated July 2, 2009 (the “Statement”).

The tender offer and consent solicitation was subject to certain conditions as described in the Statement, and Venoco reserved the right to terminate the tender offer and consent solicitation in its sole discretion.  Venoco has concluded that, based on the receipt of tenders from holders of more than 42%, but less than a majority of the Notes and other factors, it is not advantageous to continue and consummate the tender offer and consent solicitation at this time.  As a result of the termination of the tender offer and consent solicitation, no Notes will be accepted for purchase in the tender offer and Venoco will not pay the tender offer consideration or the consent payment with respect to any Notes.  In addition, any Notes that have been tendered will be promptly returned to the tendering holders and any consents that have been delivered will be void and of no further effect.

Goldman, Sachs & Co. acted as solicitation agent for the consent solicitation.  Global Bondholder Services Corporation acted as the depositary and information agent.

About the Company

Venoco is an independent energy company primarily engaged in the acquisition, exploitation and development of oil and natural gas properties in California and Texas.  Venoco operates three offshore platforms in the Santa Barbara Channel, has non-operated interests in three other platforms, operates four onshore properties in Southern California, has extensive operations in Northern California’s Sacramento Basin and operates thirteen fields in Texas.

For further information, please contact Mike Edwards, Vice President, (303) 626-8320; E-Mail investor@venocoinc.com.

Source: Venoco, Inc.

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